EXHIBIT 1.2

                        Amendment to Declaration of Trust

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                            THE BIG EDGE SERIES FUND

                        AMENDMENT TO DECLARATION OF TRUST


         We, the undersigned, being a majority of the members of the Board of Trustees of The Big Edge Series Fund, a Massachusetts business trust organized under a Declaration of Trust dated February 18, 1986, as amended December 9, 1986 and February 28, 1990, and acting pursuant to ARTICLE VII Section 7.3 of said Declaration of Trust, hereby further amend said Declaration of Trust, effective November 14, 1991, by:

(1)      deleting the following Section 3.1, paragraph (5) of ARTICLE III:

                  Borrow money, except as a temporary measure where such borrowing would not exceed 5% of the market value of total assets at the time each such borrowing is made. The Trust may borrow money from a bank provided such borrowing does not exceed 50% of the net asset value of the Trust, not considering any such borrowings as liabilities. The Total-Vest Series may borrow money to the extent of financial futures transactions and reverse repurchase agreements, provided that such borrowings are limited to 33 1/3% of the value of the total assets of the Total-Vest Series.

                  and

(2)      inserting the following paragraph (5) in lieu thereof:

                  Borrow money, except as a temporary measure where such borrowing would not exceed 25% of the market value of total assets at the time each such borrowing is made. However, the Trust may borrow money for any general purpose from a bank provided such borrowing does not exceed 10% of the net asset value of the Trust, not considering any such borrowings as liabilities. The Total-Vest and International Series may borrow money to the extent of financial futures transactions and reverse repurchase agreements, provided that such borrowings are limited to 33 1/3% of the value of the total assets of the Series.

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WITNESS our hands this 30th day of December, 1991.

/s/ C. Duane Blinn                           /s/ Philip R. McLoughlin
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C. Duane Blinn                               Philip R. McLoughlin

/s/ Robert Chesek                            /s/ James M. Oates
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Robert Chesek                                James M. Oates

/s/ James R. Dempsey                         /s/ Philip R. Reynolds
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James R. Dempsey                             Philip R. Reynolds

/s/ Leroy Keith, Jr.                         /s/ Herbert Roth, Jr.
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Leroy Keith, Jr.                             Herbert Roth, Jr.

                                             /s/ Richard Scheuch
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                                             Richard Scheuch